GulfMark Announces 3rd Quarter Results
&
$130 Million Addition to New Build Program

November 1, 2007 - Houston - GulfMark Offshore, Inc.(NYSE:GLF) today announced results of $31.2 million in net income, or $1.35 per diluted share, for the third quarter ending September 30, 2007.  The Company also provided details of a $130 million, five vessel addition to the existing new build program, including three 3,000 DWT Platform Supply Vessels (PSVs) built to U.S. flag requirements and two 10,000 BHP Anchor Handling, Towing, Tug Supply (AHTS’s).

Revenue for the third quarter 2007 was $74.7 million resulting in net income of $31.2 million, or $1.35 per diluted share.  Revenue benefitted from marked improvement in Southeast Asia day rates offset by a moderation in North Sea rates from the year ago record levels.  Net income during the quarter benefited from the gains on vessel sales of $4.1 million, including the previously announced sale of the Sea Explorer. These gains were partially offset by our share of a deficit in a U.K. based industry-wide pension plan equivalent to $1.7 million, as well as higher dry dock costs related to the acceleration of one dry dock from the fourth quarter into the third quarter.  Excluding the gains on vessel sales and the pension expense adjustment, net income was $28.8 million or $1.24 per diluted share.

For the nine months ended September 30, 2007, revenues were $214.6 million resulting in net income of $86.3 million, or $3.73 per diluted share.  For the same period in 2006, revenues were $181.9 million and net income was $59.1 million, or $2.84 per diluted share.

Bruce Streeter, President and CEO, stated: “We were quite pleased with the development and results of the third quarter, despite the increased dry docking costs and slightly lower spot market rates in the North Sea when compared to either the same period last year or the second quarter of 2007. Our continued growth in earnings year over year will come from the expansion of the fleet, the improvements in fleet mix and the ensuing contracts we are able to obtain. Earlier in the year, the operating tempo and customer requirements caused us to postpone some dry dock activity. We have spent considerably more on dry docks in this quarter and, to some extent, have caught up to our expected level of activity.  Late in the third quarter of 2007, we accelerated a dry dock, originally scheduled for October, and completed it late in the September. We also accomplished an additional dynamic positioning (DP) upgrade to one of the North Sea vessels, the third vessel to which we have added DP capabilities this year.

During the third quarter, and carrying forward to the present, we have been extremely active in completing and delivering new vessels while disposing of several older, smaller ships. Late in the third quarter, we took delivery of a large North Sea PSV, and as mentioned earlier, sold a

GulfMark Offshore, Inc.
Press Release
November 1, 2007

small anchor handling vessel in Southeast Asia. Subsequent to the quarter end, we also sold another vessel in Southeast Asia and took delivery of two new vessels in that region. The North Sea vessel delivered in the third quarter and the two Southeast Asia vessels that delivered in late October have all started term contracts. Earlier in the year, we had indicated concern about potential delays in vessel deliveries which might impede our ability to meet contract start up requirements. We commend Jaya Holdings Ltd. and the Keppel Singmarine Pte Ltd groups in Singapore for meeting our delivery expectations on the Sea Supporter and Sea Cheyenne delivered in October 2007, despite the late arrival of some equipment.   They did an excellent job in delivering high quality ships, while completing the vessels to allow on-time contract startup. We also want to compliment Aker Yards and Aker Soviknes for delivering another outstanding large platform supply vessel, the North Promise, two days ahead of the scheduled delivery date designated in the original contract.

During the third quarter of 2007, we signed agreements with two shipyards to add five new vessels for a total cost of approximately $130 million to our new build program.  Of the five new builds, the two (AHTS) vessels will be constructed at Gdansk Shiprepair Yard “Remontowa” SA in Poland.  The three PSVs, built to U.S. flag requirements, will be constructed by Bender Shipbuilding & Repair in Mobile, Alabama.  The first of these vessels is scheduled to be delivered in the fourth quarter of 2009 with the last of the five scheduled in the third quarter of 2010.  We are extremely excited about the new additions to our new build program which will add twelve new ships over the next thirty-four months. We will also seek to upgrade and improve the mix of vessels in the fleet through additions and selective dispositions as those opportunities occur.

We continue to observe strong market conditions in all of our operating regions and will take the appropriate actions to benefit from the available charter opportunities. We believe our strategy has established the foundation for the potential growth of earnings and shareholder value well into the future.”

Liquidity and Capital Commitments

Cash flow from operations totaled $86.2 million for the nine months ended September 30, 2007, compared to $55.6 million for the same period in 2006.  Liquidity at quarter-end was $278.7 million consisting of working capital of $103.7 million, including $60.6 million in cash, and the entire $175.0 million available under the revolving credit facility.  Total debt at September 30, 2007 was $159.5 million, comprised solely of the 7.75% senior notes due 2014.  Cash from operations plus cash on hand have been used to fund $124.8 million in capital expenditures during the first nine months of 2007, primarily related to the new build program.  Remaining commitments during the fourth quarter of 2007 under the new build program are approximately $55.4 million, including the five new vessels announced today, and are expected to be funded from cash flow from operations and available cash.

Filing of 10-Q for 3rd Quarter

GulfMark will file its Form 10-Q for the 3rd quarter of 2007 with the Securities and Exchange Commission contemporaneously with this release.

GulfMark Offshore, Inc.
Press Release
November 1, 2007

Conference Call Information

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 A.M. EDT/8:00 A.M. CDT on Friday, November 2, 2007.  Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 3rd Quarter Earnings conference.  The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com.  A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international callers should use 706/645-9291) and entering access code 21395856.

GulfMark and its subsidiaries provide marine transportation services to the energy industry through a fleet of sixty-one (61) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President – Finance & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2005. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
November 1, 2007

	September 30,	June 30,	September 30,
	2007	2007	2006
Revenues	$74,717	$74,341	$75,831
Direct operating expenses	26,876	24,688	23,450
Drydock expense	3,068	1,012	1,507
General and administrative expenses	7,482	8,584	6,126
Depreciation expense	7,615	7,425	7,033
Gain on sale of assets	(4,131)	(1,249)	(6,640)
Operating Income	$33,807	$33,881	$44,355

Interest expense	(1,464)	(2,038)	(3,797)
Interest income	825	845	134
Foreign currency gain(loss) and other	134	190	373
Income before income taxes	$33,302	$32,878	$41,065
Income tax provision	(2,070)	(2,157)	(1,213)
Net Income	$31,232	$30,721	$39,852

Earnings per share:
Basic	$1.39	$1.37	$1.96
Diluted	$1.35	$1.32	$1.91

Weighted average common shares	22,497	22,443	20,300
Weighted average diluted common shares	23,198	23,187	20,855

GulfMark Offshore, Inc.
Press Release
November 1, 2007

Operating Statistics	Three Months Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Revenues by Region (000’s)
North Sea based fleet	$58,117	$59,997	$62,523
Southeast Asia based fleet	10,940	8,459	7,741
Americas based fleet	5,660	5,885	5,567

Rates Per Day Worked
North Sea based fleet	$22,941	$23,788	$23,366
Southeast Asia based fleet	10,470	8,373	7,094
Americas based fleet	11,132	11,364	10,809

Overall Utilization
North Sea based fleet	94.5%	92.6%	96.9%
Southeast Asia based fleet	96.6%	90.6%	99.1%
Americas based fleet	94.2%	97.2%	95.9%

Average Owned/Chartered Vessels
North Sea based fleet	28.2	29.3	31.0
Southeast Asia based fleet	12.0	12.5	11.9
Americas based fleet	6.0	6.0	6.0
Total	46.2	47.8	48.9

Drydock Activity(1)
North Sea based fleet	2	1	2
Southeast Asia based fleet	-	2	-
Americas based fleet	1	-	-
Total	3	3	2

Expenditures (000’s)	$3,068	$1,012	$1,507

	At September 30, 2007		At October 26, 2006
	2007(3)	2008(4)	2006(3)	2007(4)
Forward Contract Cover(2)
North Sea based fleet	84.7%	72.0%	92.8%	64.4%
Southeast Asia based fleet	80.8%	34.3%	91.5%	22.3%
Americas based fleet	100.0%	87.8%	100.0%	85.8%
Total	85.7%	64.4%	93.4%	56.4%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
(3)Represents remaining period (10/1/07 – 12/31/07, and 10/27/06 – 12/31/06), respectively.
(4)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
November 1, 2007

Statement of Operations (unaudited)	Nine Months Ended
	September 30,	September 30,
	2007	2006
Revenues	$214,571	$181,939
Direct operating expenses	76,478	67,727
Drydock expense	8,539	7,843
General and administrative expenses	22,699	18,255
Depreciation expense	22,147	21,449
Gain on sale of assets	(10,393)	(6,640)
Operating Income	95,101	73,305

Interest expense	(6,114)	(12,229)
Interest income	2,696	564
Foreign currency loss and other	222	70
Income before income taxes	91,905	61,710
Income tax provision	(5,599)	(2,561)
NET INCOME	$86,306	$59,149

Earnings per share:
Basic	$3.85	$2.93
Diluted	$3.73	$2.84

Weighted average common shares	22,413	20,220
Weighted average diluted common shares	23,127	20,841

GulfMark Offshore, Inc.
Press Release
November 1, 2007

Operating Statistics	Nine Months Ended
	September 30,	September 30,
	2007	2006
Revenues by Region (000’s)
North Sea based fleet	$169,782	$144,151
Southeast Asia based fleet	28,103	18,818
Americas based fleet	16,686	18,970

Rates Per Day Worked
North Sea based fleet	$22,684	$18,829
Southeast Asia based fleet	9,254	6,539
Americas based fleet	11,072	11,046

Overall Utilization
North Sea based fleet	92.7%	94.2%
Southeast Asia based fleet	93.4%	92.1%
Americas based fleet	94.2%	98.3%

Average Owned/Chartered Vessels
North Sea based fleet	28.7	30.5
Southeast Asia based fleet	12.2	11.5
Americas based fleet	6.0	6.6
Total	46.9	48.6

Drydock Activity(1)
North Sea based fleet	8	12
Southeast Asia based fleet	3	4
Americas based fleet	2	1
Total	13	17

Expenditures (000’s)	$8,539	$7,843

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
November 1, 2007

	As of	As of
Balance Sheet Data (unaudited) ($000)	September 30, 2007	December 31, 2006
Cash and cash equivalents	$60,600	$82,759
Working capital	103,748	104,948
Vessel and equipment, net	603,296	524,676
Construction in progress	97,792	47,313
Total assets	894,783	750,829
Long term debt	159,541	159,490
Shareholders’ equity	665,399	541,428

	Nine Months Ended	Nine Months Ended
Cash Flow Data (unaudited) ($000)	September 30, 2007	September 30, 2006
Cash flow from operating activities	$86,243	$55,587
Cash flow used in investing activities	(111,560)	(26,603)
Cash flow used in financing activities	238	(14,589)